Exhibit (k)(12)

EXECUTION VERSION

BUCKS FUNDING,

as Company

and

FS GLOBAL CREDIT OPPORTUNITIES FUND,

as Investment Manager

INVESTMENT MANAGEMENT AGREEMENT

Dated as of March 10, 2015

INVESTMENT MANAGEMENT AGREEMENT, dated as of March 10, 2015 (this “Agreement”), between BUCKS FUNDING, a Cayman Islands company limited by shares (the “Company”), and FS GLOBAL CREDIT OPPORTUNITIES FUND, a Delaware statutory trust, as investment manager (in such capacity, the “Investment Manager”).

WHEREAS, the Company desires to engage the Investment Manager to provide the services described herein, and the Investment Manager desires to provide such services; and

WHEREAS, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings ascribed thereto in the Committed Facility Agreement dated as of the date hereof (the “Committed Facility Agreement”), between the Company and BNP Paribas Prime Brokerage, Inc. (“BNPP”) on behalf of itself and as agent for the BNPP Entities (as defined in Exhibit A of the U.S. PB Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

1.	Management Services.

The Investment Manager will provide the Company with the following services (in accordance with and subject to the applicable requirements of, and the restrictions and limitations set forth in the 40 Act Financing Agreements and the Company’s memorandum of association and articles of association):

(a) determining the specific investments or other assets to be purchased (or otherwise acquired) or sold by the Company;

(b) effecting the purchase (or other acquisition) and sale of investments and all other assets of the Company;

(c) subject to the limitations set forth in the 40 Act Financing Agreements, negotiating with underlying obligors of the Company’s investments (the “Underlying Obligors”) as to proposed amendments and modifications (including, but not limited to, extensions or releases of collateral) of the documentation evidencing and governing the Company’s investments;

(d) making determinations with respect to the Company’s exercise (including but not limited to any waiver) of any rights (including but not limited to voting rights and rights arising in connection with the bankruptcy or insolvency of an Underlying Obligor or the consensual or non-judicial restructuring of the debt or equity of an Underlying Obligor) or remedies in connection with the Company’s investments and participating in the committees (official or otherwise) or other groups formed by creditors of an Underlying Obligor;

(e) monitoring the ratings of the Company’s investments;

(f) determining whether each of the Company’s investment is an Eligible Security;

(g) monitoring the Company’s investments on an ongoing basis and providing to BNPP and the Company or to any other person designated by the Company all information and data which is generated by, or reasonably accessible to, the Investment Manager and which is required under the 40 Act Financing Agreements or requested by the Company in connection with the preparation of all reports, certificates, schedules and other data which the Company is required to prepare and deliver under the 40 Act Financing Agreements, in the form and containing all information required by the 40 Act Financing Agreements, in sufficient time for the Company, or the person designated by the Company, to review such data and prepare and deliver to the parties entitled thereto all such reports, certificates, schedules and other data required by the 40 Act Financing Agreements;

(h) managing the Company’s investments within the parameters set forth in the 40 Act Financing Agreements;

(i) complying with such other duties and responsibilities as may be expressly required of the Investment Manager by the 40 Act Financing Agreements; and

(j) delivering Borrow Requests and payment instructions to BNPP and making prepayment specifications referred to in Section 4 of the Committed Facility Agreement.

The Company agrees for the benefit of the Investment Manager and BNPP to follow the lawful instructions and directions of the Investment Manager in connection with the Investment Manager’s services hereunder.

The Investment Manager shall use reasonable care in rendering its services hereunder, using a degree of skill and attention no less than that which the Investment Manager exercises with respect to comparable assets that it manages for itself and for others in accordance with its existing practices and procedures which the Investment Manager reasonably believes to be consistent with those followed by institutional managers of national standing relating to assets of the nature and character of the Company’s investments, except as expressly provided otherwise in this Agreement or the 40 Act Financing Agreements. The Investment Manager shall comply with and perform all the duties and functions that have been specifically delegated to it under this Agreement and the 40 Act Financing Agreements. The Investment Manager shall not be bound to follow any amendment to the 40 Act Financing Agreements, however, until it has received a copy of the amendment from the Company or BNPP and, in addition, the Investment Manager shall not be bound by any amendment to the 40 Act Financing Agreements which adversely affects in any material respects the obligations of the Investment Manager unless the Investment Manager shall have consented thereto in writing. The Company agrees that it will not permit any amendment to the 40 Act Financing Agreements that adversely affects in any material respects the duties or liabilities of the Investment Manager to become effective unless the Investment Manager has been given prior written notice of such amendment and consented thereto in writing. The Investment Manager shall cause any purchase or sale of any investments or other asset of the Company to be conducted on an arm’s length basis or on terms that would be obtained in an arm’s length transaction in compliance with Section 2 and Section 8 hereof.

To the extent necessary or appropriate to perform all of the duties to be performed by it hereunder, the Investment Manager shall have the power to negotiate, execute and deliver all necessary documents and instruments on behalf of the Company with respect to any investment or other asset of the Company.

The Investment Manager shall have no obligation to perform any duties other than those specified herein or in the 40 Act Financing Agreements.

2.	Brokerage.

The Investment Manager shall use commercially reasonable efforts to obtain the best prices and execution for all orders placed with respect to the investments, and other assets of the Company, considering all reasonable circumstances. Subject to the objective of obtaining best prices and execution, the Investment Manager may take into consideration research and other brokerage services furnished to the Investment Manager or its Affiliates by brokers and dealers which are not Affiliates of the Investment Manager. Such services may be used by the Investment Manager or its Affiliates in connection with its other advisory activities or investment operations. The Investment Manager may aggregate sales and purchase orders placed with respect to the investments, and other assets of the Company with similar orders being made simultaneously for other accounts managed by the Investment Manager or with accounts of the Affiliates of the Investment Manager, if in the Investment Manager’s sole judgment such aggregation shall result in an overall economic benefit to the Company taking into consideration the selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per position basis.

The Company acknowledges that the determination of any such economic benefit by the Investment Manager is subjective and represents the Investment Manager’s evaluation at the time that the Company will be benefited by better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. When any aggregate sales or purchase orders occur, the objective of the Investment Manager (and any of its Affiliates involved in such transactions) shall be to allocate the executions among the accounts in an equitable manner.

Subject to the Investment Manager’s execution obligations described herein, the Investment Manager is hereby authorized to effect client cross-transactions where the Investment Manager causes a transaction to be effected between the Company and another account advised by it or any of its Affiliates; provided that, if and to the extent required by the Investment Advisers Act of 1940, as amended (the “Advisers Act”), such authorization is terminable at the Company’s option without penalty, effective upon receipt by the Investment Manager of written notice from the Company. In addition, the Company hereby consents to, and authorizes the Investment Manager to enter into agency cross-transactions where it or any of its Affiliates acts as broker for the Company and for the other party to the transaction, to the extent permitted under applicable law, in which case the Investment Manager or any such Affiliate will receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to the transaction; provided that the Company shall the right to revoke such consent at any time by written notice to the Investment Manager. With the prior authorization of the Company and in accordance with Section 11(a) of the Securities Exchange

Act of 1934, as amended, and rule 11a2-2(T) thereunder (or any similar rule that may be adopted in the future), the Investment Manager is authorized to effect transactions for the Company on a national securities exchange of which any of its Affiliates is a member and retain commissions in connection therewith, and the Investment Manager will use commercially reasonable efforts to provide the Company with information annually disclosing commissions, if any, retained by the Investment Manager’s Affiliates in connection with such transactions for the Company’s account.

All purchases and sales of investments, and other assets of the Company by the Investment Manager on behalf of the Company shall be in accordance with reasonable and customary business practices and in compliance with applicable laws.

3.	The Representations and Warranties of the Company.

The Company represents and warrants to the Investment Manager that:

(a) the Company has been duly organized and is validly existing under the laws of the Cayman Islands, has the full power and authority to own its assets and the assets proposed to be owned by it and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement and the 40 Act Financing Agreements would require, such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Company;

(b) the Company has full power and authority to execute, deliver and perform this Agreement, the 40 Act Financing Agreements and all obligations required hereunder and under the 40 Act Financing Agreements, and the performance of all obligations imposed upon it hereunder and thereunder;

(c) this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by the Company of its duties hereunder, except such as have been duly made or obtained;

(e) neither the execution and delivery of this Agreement nor the fulfillment of the terms hereof conflicts with or results in a material breach or violation of any of the material terms or provisions of or constitutes a material default under (i) the Company’s certificate of incorporation, memorandum of association, articles of association or other constituent documents, (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note, agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Company is a party or is bound, (iii) any statute applicable to the Company or (iv) any law, decree, order, rule or regulation applicable to the Company of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having proper jurisdiction over the Company or its properties, and which would have a material adverse effect upon the performance by the Company of its duties under this Agreement;

(f) neither the Company nor any of its Affiliates are in violation of any U.S. federal or state securities law or regulation promulgated thereunder;

(g) the Company has not engaged in any transaction that would result in the violation of, or require registration as an “investment company” under, the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(h) the Company is not required to register as an “investment company” under the Investment Company Act; and

(i) there is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Company, threatened, that, if determined adversely to the Company, would have a material adverse effect upon the performance by the Company of its duties under, or on the validity or enforceability of, this Agreement or the provisions of the 40 Act Financing Agreements applicable to the Company thereunder.

4.	Representations and Warranties of the Investment Manager.

The Investment Manager represents and warrants to the Company that:

(a) the Investment Manager is duly organized and validly existing under the laws of the State of Delaware and has the full power and authority to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where the conduct of its business requires, or the performance of its obligations under this Agreement and the provisions of the 40 Act Financing Agreements applicable to the Investment Manager would require, such qualification, except for failures to be so qualified, authorized or licensed which would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Investment Manager, or on the ability of the Investment Manager to perform its obligations under, or on the validity or enforceability of, this Agreement and the applicable provisions of the 40 Act Financing Agreements;

(b) the Investment Manager has full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and under the 40 Act Financing Agreements applicable to the Investment Manager;

(c) this Agreement has been duly authorized, executed and delivered by the Investment Manager and constitutes a valid and binding agreement of the Investment Manager, enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d) neither the Investment Manager nor any of its Affiliates are in violation of any federal or state securities law or regulation promulgated thereunder or any material listing requirements of any exchange on which it is listed and there is no charge, investigation, action, suit or proceeding before or by any court, exchange or regulatory agency pending or, to the best knowledge of the Investment Manager, threatened, that in either case would have a material adverse effect upon the performance by the Investment Manager of its duties under this Agreement;

(e) neither the execution and delivery of this Agreement, nor the performance of the terms hereof or the provisions of the 40 Act Financing Agreements applicable to the Investment Manager, conflicts with or results in a material breach or violation of any of the material terms or provisions of, or constitutes a material default under, (i) its certificate of trust, declaration of trust, bylaws or other constituent document, (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Investment Manager is a party or is bound, (iii) any statute applicable to the Investment Manager or (iv) any law, decree, order, rule or regulation applicable to the Investment Manager of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having proper jurisdiction over the Investment Manager or its properties, and which would have, in the case of any of clauses (ii) through (iv) of this paragraph (e), a material adverse effect upon the performance by the Investment Manager of its duties under this Agreement or the provisions of the 40 Act Financing Agreements applicable to the Investment Manager; and

(f) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by it of its duties hereunder, except such as have been duly made or obtained.

5.	Expenses.

The Investment Manager shall pay all expenses and costs (including salaries, rent and other overhead) incurred by it in connection with its services under this Agreement; provided that the Investment Manager shall not be liable for and the Company shall be responsible for the payment of (i) actual and reasonable expenses and costs of legal advisers (including actual and reasonable expenses and costs associated with the use of internal legal counsel of the Investment Manager), consultants and other professionals retained by the Company or by the Investment Manager, on behalf of the Company, in connection with the services provided by the Investment Manager pursuant to this Agreement and the 40 Act Financing Agreements and (ii) the reasonable cost of asset pricing and asset rating services, and accounting, programming and data entry services that are retained in connection with services of the Investment Manager under this Agreement. To the extent that such expenses are incurred in connection with obligations that are also held by the Investment Manager, the Investment Manager shall allocate the expenses among the accounts in a fair and equitable manner. Any amounts payable pursuant to this Section 5 shall be reimbursed by the Company to the extent funds are available therefor in accordance with and subject to the limitations contained in the 40 Act Financing Agreements.

6.	Fees.

(a) The Company shall pay to the Investment Manager, for services rendered and performance of its obligations under this Agreement fees which are payable monthly in arrears (each, a “Payment Date”) in an amount equal to 0.35% per annum of the aggregate market value of all of the Company’s investments, measured as of the determination date immediately preceding such Payment Date (the “Management Fees”). The Management Fees will be calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed.

(b) The Investment Manager may, in its sole discretion, defer all or any portion of the Management Fees. Such deferred amounts will become payable on the next Payment Date in the same manner and priority as their original characterization would have required unless deferred again.

(c) If this Agreement is terminated pursuant to Section 11 hereof or otherwise, the Management Fees calculated as provided in Section 6(a) hereof shall be prorated for any partial periods between Payment Dates during which this Agreement was in effect and shall be due and payable, along with any deferred Management Fees, on the first Payment Date following the effective date of such termination.

(d) The Investment Manager hereby agrees not to cause the filing of a petition in bankruptcy against the Company for any reason whatsoever.

7.	Non-Exclusivity.

The services of the Investment Manager to the Company are not to be deemed exclusive, and the Investment Manager shall be free to render asset management or management services to other persons (including Affiliates, investment companies and clients having objectives similar to those of the Company). It is understood and agreed that the officers and directors of the Investment Manager may engage in any other business activity or render services to any other person or serve as partners, officers or directors of any other firm or corporation. Notwithstanding the foregoing, it is understood and agreed that the Investment Manager will at no time render any services to, or in any way participate in the organization or operation of, any investment company or other entity if such actions would require the Company to register as an “investment company” under the Investment Company Act. Subject to Sections 2 and 9 hereof, it is understood and agreed that information or advice received by the Investment Manager and officers or directors of the Investment Manager hereunder shall be used by such organization or such persons to the extent permitted by applicable law.

8.	Conflicts of Interest.

The Investment Manager may, subject to applicable legal requirements and any restrictions or limitations contained in the 40 Act Financing Agreements, direct the Company (i) to acquire any investments for the Company from the Investment Manager or any of its Affiliates as principal or (ii) to sell any investments for the Company to the Investment Manager or any of its Affiliates as principal; provided that each such acquisition or sale is conducted on terms no less favorable to the Company than would be obtained in an arm’s length transaction with a non-affiliate.

Notwithstanding the provisions of the preceding paragraph, various potential and actual conflicts of interest may arise from the overall investment activity of the Investment Manager and its Affiliates. The Investment Manager, its Affiliates and their respective clients may invest in obligations that would be appropriate for inclusion in the Company’s assets. Such investments may be different from those made on behalf of the Company. The Investment Manager, its Affiliates and the clients of the Investment Manager or its Affiliates may invest in obligations that are senior to, or have interests different from or adverse to, the assets of the Company. The Investment Manager may serve as investment manager for, invest in, or be affiliated with, other entities organized to issue collateralized debt obligations secured by loans, high-yield debt securities or other debt obligations. The Investment Manager may at certain times be simultaneously seeking to purchase or sell investments for the Company and any similar entity for which it serves as investment manager in the future, or for its clients and Affiliates. Furthermore, the Investment Manager and/or its Affiliates may make an investment on their behalf or on behalf of any account that they manage or advise without offering the investment opportunity or making an investment on behalf of the Company.

The Company hereby acknowledges the various potential and actual conflicts of interest that may exist with respect to the Investment Manager; provided that nothing in this Section 8 shall be construed as altering the duties of the Investment Manager as set forth in this Agreement, the 40 Act Financing Agreements or the requirements of any law, rule, or regulation applicable to the Investment Manager.

9.	Records; Confidentiality.

The Investment Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by a representative of the Company and independent accountants appointed by the Company at a mutually agreed time during normal business hours and upon not less than three (3) Business Days’ prior notice.

The Investment Manager shall, and shall cause its Affiliates to, keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non affiliated third parties except (i) with the prior written consent of the Company, (ii) as required by law, regulation, court order or the rules or regulations of any self regulating organization, body or official having jurisdiction over the Investment Manager, (iii) to its professional advisors, (iv) such information as shall have been publicly disclosed other than in violation of this Agreement, (v) the identification of the Company as a client of the Investment Manager, (vi) information related to the performance of the Investment Manager, (vii) information furnished in connection with any successor investment manager or assignee, or any agent that has been assigned duties in accordance with this Agreement or (viii) such information that was or is obtained by the Investment Manager on a non-confidential basis; provided that the Investment Manager does not know or have reason to know, after due inquiry, of any breach by such source of any confidentiality obligations with respect thereto. For purposes of this Section 9, BNPP shall in no event be considered a “non affiliated third party,” and the Investment Manager may disclose any of the aforementioned information to BNPP insofar as such information relates to the Company’s investments under the 40 Act Financing Agreements.

10.	Term.

This Agreement shall become effective on the date hereof and shall continue unless terminated as hereinafter provided.

11.	Termination.

(a) This Agreement may be terminated, and the Investment Manager may be removed, without payment to the Investment Manager of any penalty, for cause upon prior written notice by the Company; provided that such notice may be waived by the Investment Manager. For this purpose, “cause” will mean the occurrence of any of the following events or circumstances:

(i) the Investment Manager’s breach, in any respect, of any provision of this Agreement or the 40 Act Financing Agreements applicable to it (except for any breach that has not had, and could not reasonably be expected to have, a material adverse effect on the Company) and the Investment Manager’s failure to cure such breach within 30 days of its becoming aware of, or receiving notice of, the occurrence of such breach;

(ii) the Investment Manager’s intentional breach of (a) any provision of this Agreement or the 40 Act Financing Agreements applicable to it relating to the Investment Manager’s or the Company’s obligation to cause the Company’s investments to comply with the conditions for sale of an investment by the Company or (b) any other material provision of this Agreement or the 40 Act Financing Agreements applicable to it, and the Investment Manager’s failure to cure such breach within 15 days of the occurrence of such breach;

(iii) the failure of any representation, warranty, certification or statement made or delivered by the Investment Manager in or pursuant to this Agreement or the 40 Act Financing Agreements to be correct in any material respect when made which failure (a) could reasonably be expected to have a material adverse effect on BNPP and (b) is not corrected by the Investment Manager within 15 days of its receipt of notice from the Company or BNPP of such failure;

(iv) the Investment Manager (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger), (b) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (c) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (d) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (e) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (f) is adjudicated as insolvent or bankrupt, or a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Investment Manager, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Investment Manager or of any substantial part of its property, and the continuance of any such decree or order unstayed and in effect for a period of 15 consecutive days;

(v) the occurrence of an Event of Default under the 40 Act Financing Agreements that results from any breach by the Investment Manager of its duties under the 40 Act Financing Agreements or this Agreement; or

(vi) the occurrence of an act by the Investment Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement, or the Investment Manager being indicted for a criminal offense materially related to its business of providing asset management services.

(b) The Investment Manager shall have the right to terminate this Agreement only upon 90 days prior written notice to the Company and this Agreement shall terminate automatically in the event of its assignment by the Investment Manager.

(c) This Agreement shall be automatically terminated in the event that the Company determines in good faith that the Company or the Company’s asset portfolio has become required to be registered under the provisions of the Investment Company Act.

(d) Within 30 days of the resignation or removal of the Investment Manager, the Company may appoint a successor investment manager that is (i) an Affiliate of Investment Manager or (ii) reasonably acceptable to BNPP. No such resignation or removal will be effective until the date as of which a successor investment manager has assumed in writing the Investment Manager’s duties and obligations as specified herein.

12.	Action Upon Termination.

(a) Upon the effective termination of this Agreement, the Investment Manager shall as soon as practicable:

(i) deliver to the Company all property and documents of the Company or otherwise relating to the Company’s assets then in the custody of the Investment Manager; and

(ii) deliver an account with respect to the books and records to the successor investment manager appointed pursuant to Section 11(d).

Notwithstanding such termination, the Investment Manager shall remain liable to the extent set forth herein (but subject to Section 13 hereof) for its acts or omissions hereunder arising prior to termination and for any expenses, losses, damages, liabilities, demands, charges and claims (including reasonable attorney’s fees) in respect of or arising out of a breach of the representations and warranties made by the Investment Manager in Section 4 hereof or from any failure of the Investment Manager to comply with the provisions of this Section 12.

(b) The Investment Manager agrees that, notwithstanding any termination, it shall reasonably cooperate in any suit, action or proceeding relating to this Agreement (each, a “Proceeding”) arising in connection with this Agreement, the 40 Act Financing Agreements or any of the Company’s assets (excluding any such Proceeding in which claims are asserted against the Investment Manager or any Affiliate of the Investment Manager) so long as the Investment Manager shall have been offered reasonable security, indemnity or other provisions against the cost, expenses and liabilities that might be incurred in connection therewith and a reasonable per diem fee.

13.	Liability of Investment Manager; Delegation.

(a) The Investment Manager assumes no responsibility under this Agreement other than to render the services called for hereunder and under the terms of the 40 Act Financing Agreements made applicable to it pursuant to the terms of this Agreement. The Investment Manager shall not be responsible for any action of the Company in declining to follow any advice, recommendation or direction of the Investment Manager. Unless otherwise agreed in writing, the Investment Manager shall have no liability to BNPP or other Company’s creditors for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Company except for liability to which it would be subject by reason of willful misfeasance, bad faith, gross negligence in performance, or reckless disregard, of its obligations hereunder. The Investment Manager may delegate to an agent selected with reasonable care, which shall include any person that is party to a sub-advisory agreement with the Investment Manager as of the date hereof, any or all duties (other than its asset selection or trade execution duties) assigned to the Investment Manager hereunder; provided that no such delegation by the Investment Manager of any of its duties hereunder shall relieve the Investment Manager of any of its duties hereunder nor relieve the Investment Manager of any liability with respect to the performance of such duties. For the avoidance of doubt, asset selection and trade execution duties shall include the services described in Section 1(a) hereof.

Notwithstanding the above and Section 17, the Investment Manager shall be permitted to assign any or all of its rights and delegate any or all of its obligations to (i) an Affiliate or (ii) any other entity reasonably acceptable to BNPP that (x) will professionally and competently perform duties similar to those imposed upon the Investment Manager under this Agreement and (y) is legally qualified and has the capacity to act as the Investment Manager under this Agreement. The Investment Manager shall not be liable for any consequential damages hereunder.

(b) The Company shall reimburse, indemnify and hold harmless the directors, trustees, officers and employees of the Investment Manager and any of its Affiliates from any and all actual and reasonable out-of-pocket expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and expenses), as are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation caused by, or arising out of or in connection with, any acts or omissions of the Investment Manager, its directors, trustees, officers, shareholders, agents and employees made in good faith and in the performance of the Investment Manager’s duties under this Agreement or the 40 Act Financing Agreements except to the extent resulting from such person’s bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder or thereunder. The Investment Manager, its directors, trustees, officers, shareholders, agents and employees may consult with counsel and accountants with respect to the affairs of the Company and shall be fully protected and justified, to the extent allowed by law, in acting, or failing to act, if such action or failure to act is taken or made in good faith and is in accordance with the advice or opinion of such counsel or accountants. Notwithstanding anything contained herein to the contrary, the obligations of the Company under this Section 13(b) shall be payable from the Company’s assets as part of the Management Fees and are subject to the availability of funds and to any conditions set forth in the 40 Act Financing Agreements.

(c) The Investment Manager shall reimburse, indemnify and hold harmless the Company, its members, manager, officers, agents and employees from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and expenses), as are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect o any pending or threatened litigation caused by, or arising out of or in connection with, (i) any acts or omissions of the Investment Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or under the 40 Act Financing Agreements and (ii) any breach of the representations and warranties made by the Investment Manger in Section 4 hereof.

14.	Obligations of Investment Manager.

Unless otherwise required by any provision of the 40 Act Financing Agreements, this Agreement or by applicable law, the Investment Manager shall not intentionally take any action, which it knows or should know would (a) materially adversely affect the Company for purposes of United States federal or state law, the laws of the Cayman Islands or any other law known to the Investment Manager to be applicable to the Company, (b) require registration of the Company or the Company’s assets as an “investment company” under the Investment Company Act, (c) not be permitted under the Company’s certificate of incorporation, memorandum of association or articles of association, (d) cause the Company to violate the terms of the 40 Act Financing Agreements, (e) subject the Company to federal, state or other income taxation or (f) adversely affect the interests of BNPP in any material respect (other than as permitted or required hereunder or under the 40 Act Financing Agreements, including, without limitation, as may result from the performance of any investment), it being understood that in connection with the foregoing, the Investment Manager will not be required to make any independent investigation of any facts or laws not otherwise known to it in connection with its obligations under this Agreement and the 40 Act Financing Agreements or the conduct of its business generally. The Investment Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties under this Agreement and the 40 Act Financing Agreements. Notwithstanding anything in this Agreement, the Investment Manager shall not take any discretionary action that would reasonably be expected to cause an Event of Default under the 40 Act Financing Agreements. The Investment Manager covenants that it shall (i) not hold out the investments as its assets, (ii)

take all action to ensure that the investments are held in the name of the Company or, if held by an agent of the Company, clearly designate such agent as being the Company’s agent, and (iii) not fail to correct any known misunderstandings regarding the separate identity of the Company and shall not identify itself as a division or department of the Company.

15.	No Partnership or Joint Venture.

The Company and the Investment Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Investment Manager’s relation to the Company shall be deemed to be that of an independent contractor.

16.	Notices.

Any notice under this Agreement shall be in writing and sent by facsimile or e-mail (in either case, confirmed by telephonic communication), or addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company for this purpose shall be:

Bucks Funding

c/o FS Global Credit Opportunities Fund

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Facsimile: (215) 222-4649

Electronic Mail: bill.goebel@franklinsquare.com

The address of the Investment Manager for this purpose shall be:

FS Global Credit Opportunities Fund

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Facsimile: (215) 222-4649

Electronic Mail: bill.goebel@franklinsquare.com

All notices are to be effective in accordance with Section 12 of Exhibit A of the U.S. PB Agreement.

17.	Succession/Assignment.

This Agreement shall inure to the benefit of and be binding upon the successors to the parties hereto. No assignment of this Agreement by the Investment Manager (including, without limitation, a change in control or management of the Investment Manager which would be deemed an “assignment” under the Advisers Act) shall be made without the consent of the Company and BNPP.

18.	Conflicts with the 40 Act Financing Agreements

Subject to the provisions of Section 1 hereof pertaining to the binding effect of certain amendments to the 40 Act Financing Agreements on the Investment Manager, in the event that this Agreement requires any action to be taken with respect to any matter and the 40 Act Financing Agreements require that a different action be taken with respect of such matter, and such actions are mutually exclusive, the provisions of the 40 Act Financing Agreements in respect thereof shall control.

19.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. With respect to any Proceeding, each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(b) THE PARTIES HERETO IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO EACH SUCH PARTY AT THE ADDRESS SPECIFIED IN SECTION 16 HEREOF. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) No failure on the part of either party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(e) The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(f) In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(g) This Agreement may not be amended or modified or any provision thereof waived except by an instrument in writing signed by the parties hereto.

(h) This Agreement and the 40 Act Financing Agreements contain the entire understanding and agreement between the parties and supersede all other prior understandings and agreements, whether written or oral, between the parties concerning this subject matter. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(i) The Investment Manager consents to, and agrees to perform, the provisions of the 40 Act Financing Agreements applicable to the Investment Manager.

(j) This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(k) Each representation and warranty made or deemed to be made herein or pursuant hereto, and each indemnity provided for hereby, shall survive the execution and delivery and any termination or assignment of this Agreement or resignation or removal of the Investment Manager.

(l) The Company hereby acknowledges and accepts all actions that were taken by the Investment Manager and/or recommended to the Company by the Investment Manager prior to the effective date of this Agreement, including all actions and recommendations that were related to the anticipated purchase of assets by the Company or that were otherwise consistent with the services to be provided by the Investment Manager to the Company pursuant to Section 1 of this Agreement prior to the effective date of this Agreement, in each case, as if this Agreement had been in effect at the time that such actions were taken or such recommendations were made.

20.	Reserved.

21.	No Recourse.

The Investment Manager hereby acknowledges and agrees that the Company’s obligations hereunder will be solely the corporate obligations of the Company, and the Investment Manager will not have any recourse to any of the directors, trustees, officers, employees, holders of the membership interest of Company with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. Recourse in respect of any obligations of the Company hereunder will be limited to the Company’s assets and on the exhaustion thereof all claims against the Company arising from this Agreement or any transactions contemplated hereby shall be extinguished. The provisions of this Section 21 shall survive the termination of this Agreement for any reason whatsoever.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this INVESTMENT MANAGEMENT AGREEMENT to be executed by their respective authorized representatives on the date first above written.

BUCKS FUNDING

By:	/s/ Gerald F. Stahlecker

Name: Gerald F. Stahlecker
Title: Executive Vice President

FS GLOBAL CREDIT OPPORTUNITIES FUND

By:	/s/ Gerald F. Stahlecker

Name: Gerald F. Stahlecker
Title: Executive Vice President

[Signature Page to Investment Management Agreement]